Exhibit 19

TIMELY DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

1.	Purpose of this Policy

The purpose of this timely disclosure, confidentiality and insider trading policy (the “Policy”) of NexMetals Mining Corp. (the “Company” or “NEXM”) is to set forth certain policies to ensure that:

●	the Company complies with its timely disclosure obligations as required under applicable securities laws;

●	the Company prevents the selective disclosure of material changes (as defined herein) to analysts, institutional investors, market professionals and others;

●	documents released by the Company or public oral statements made by a person with actual, implied or apparent authority to speak on behalf of the Company that relate to the business and affairs of the Company do not contain a misrepresentation (as defined herein);

●	all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein);

●	all appropriate parties who have Undisclosed Material Information are prohibited from trading in securities of the Company on such Undisclosed Material Information and Tipping (as defined herein) under applicable laws, stock exchange rules and this Policy; and

●	the Chief Executive Officer and the Chief Financial Officer receive reports prior to such officers executing their certifications related to the Company’s Core Documents (as defined herein) setting out the evaluation, findings and conclusions of the Disclosure Committee (as defined herein) regarding the effectiveness of the Company’s disclosure controls and procedures (as defined herein) and the Disclosure Committee’s assessment of the quality of the disclosure made in the Core Documents.

2.	Application of this Policy

The main groups of persons to whom this Policy apply are set forth in Schedule “A” attached hereto. Each section of the Policy that imposes restrictions and obligations will describe which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups described in Schedule “A”.

3.	Disclosure Committee

3.1	Structure of the Disclosure Committee

The Company will maintain a corporate disclosure committee (the “Disclosure Committee”) which is responsible for approving all public communications and disclosure materials including Core Documents as well as Social Media content as further described in this policy. The Disclosure Committee shall consist of members of management, and if required, members of the board of directors of the Company (the “Board”) as designated from time to time by the Board. The composition of the Disclosure Committee may change from time to time and the Company shall advise all persons to whom this Policy applies of any such changes. A majority of the members of the Disclosure Committee present in person or by conference call at the time a meeting of this committee is convened shall constitute a quorum for all purposes. The Disclosure Committee may adopt disclosure controls and procedures in addition to those set out herein.

3.2	Responsibilities of the Disclosure Committee

The Disclosure Committee shall have the responsibility to:

(a)	evaluate the necessity of making public disclosures;

(b)	review and approve, before they are Generally Disclosed (as defined herein), each Document (as defined herein) to assess the quality of the disclosures made in the Document including, but not limited to, whether the Document is accurate and complete in all material respects;

(c)	review and approve the guidelines and procedures to be distributed to appropriate management and other Company personnel designed to gather the information required to be disclosed in Core Documents;

(d)	establish timelines for the preparation of Core Documents;

(e)	make determinations about whether:

(i)	a Material Change has occurred;

(ii)	selective disclosure has been or might be made; or

(iii)	a misrepresentation has been or might have been made;

(f)	oversee the design and implementation of this Policy and the Company’s “disclosure controls and procedures,” which are defined as controls and procedures that are designed to ensure that information required to be disclosed by the Company in its Core Documents is recorded, processed, summarized and reported within the specified time periods;

(g)	periodically evaluate the effectiveness of the Company’s disclosure controls and procedures;

(h)	make recommendations with respect to the disclosures to be contained in Core Documents to be filed by the Company;

(i)	in its discretion, conduct interim evaluations of the Company’s disclosure controls and procedures in the event of significant changes in securities regulatory requirements, Canadian or United States GAAP, legal, or other regulatory policies, or stock exchange requirements, or if it otherwise considers such evaluations appropriate;

(j)	educate the Directors, Officers, Employees and Contractors about the matters contemplated by this Policy;

(k)	review and reassess the adequacy of this Policy and, if necessary, recommend any proposed changes to the Corporate Governance and Nominating Committee for approval by the Board, such that it complies with changing requirements and best practices;

(l)	compile information which may be required to be reported upon or disclosed and communicated to the executive officers of the Company to allow the Company to meet its disclosure obligations on a timely basis; and

(m)	report to the Chief Executive Officer and the Chief Financial Officer prior to such officers executing their certifications related to the Company’s Core Documents setting out the evaluation, findings and conclusions of the Disclosure Committee regarding the effectiveness of the Company’s disclosure controls and procedures and the Disclosure Committee’s assessment of the quality of the disclosures made in the Company’s Core Documents.

3.3	Meetings of the Disclosure Committee

Any member of the Disclosure Committee may call a meeting of the Disclosure Committee, with or without notice as circumstances dictate, to consider any matter within the mandate of the Disclosure Committee.

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3.4	Consulting Outside Advisors

The Disclosure Committee may consult with the Company’s external legal counsel and other appropriate expert advisors as it considers necessary in connection with this Policy.

3.5	Quiet Periods

The Company may impose Quiet Periods from time to time. A “Quiet Period” means any period designated as such by the Disclosure Committee, beginning the first day Undisclosed Material Information comes to the knowledge of the Company and ending the end of the second Business Day (as defined herein) following the General Disclosure of such Undisclosed Material Information to the public. During Quiet Periods, any person to whom this Policy applies are prohibited from commenting on current activities, other than to cite or refer to existing public disclosure. Communications should be limited to commenting on publicly available or non-Material Information. During Quiet Periods, any person to whom this Policy applies should also avoid initiating meetings (in person or by phone) with investment analysts, shareholders, potential investors and the media on items significant to investors, other than responding to unsolicited inquiries concerning factual information. The Company does not, however, have to stop all communications with analysts or investors during this period; for example, the Company may participate in investment meetings and conferences organized by other parties, as long as Undisclosed Material Information has not been selectively disclosed.

4.	Individuals Who Are Authorized to Speak on Behalf of the Company

4.1	Unless otherwise authorized by the Disclosure Committee, only the individuals (“Spokespersons”) listed below are authorized to make public oral statements, and otherwise communicate with analysts, the media and investors on behalf of the Company and only with respect to the areas noted opposite their respective names. The list may be changed by the Disclosure Committee from time to time.

Spokesperson	Area

Chief Executive Officer	All

President, Barbados	All

Chief Financial Officer	Corporate and Financial

Vice President, Communications and Investor Relations	All

4.2	Any person (other than a Spokesperson) to whom this Policy applies who is approached by the media, an analyst, investor or any other member of the public to comment on the business and affairs of the Company, must refer all inquiries to the Chief Executive Officer and must immediately notify the Chief Executive Officer that the approach was made.

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5.	Procedures Regarding the Preparation and Release of Documents

5.1	The procedures in this section apply to all Directors, Officers, Employees and Contractors.

5.2	A “Document” means any public written communication, including a communication prepared and transmitted in electronic form:

●	that is required to be filed with either (i) the British Columbia (“BCSC”) or any other securities regulatory authority in Canada, either on SEDAR+ (www.sedarplus.ca) or otherwise, or (ii) U.S. Securities and Exchange Commission (“SEC”), either on EDGAR or otherwise;

●	that is not required to be filed with the BCSC or on the SEDAR+ web site or SEC on EDGAR, but is so filed;

●	that is filed or required to be filed with any stock exchange or similar institution under its bylaws, rules or regulations; or

●	the content of which would reasonably be expected to effect the market price or value of the securities of the Company.

5.3	A “misrepresentation” means:

●	an untrue statement of a material fact (as defined herein); or

●	an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it is made.

5.4	The Act distinguishes between “core documents” and “non-core documents”.

For the purpose of this Policy, the following documents and their US regulatory equivalents, when filed on SEDAR+ or EDGAR, are “Core Documents”:

-	press releases
-	prospectuses;
-	take-over bid circulars;
-	issuer bid circulars;
-	directors’ circulars;
-	rights offering circulars;
-	management’s discussion and analysis (“MD&A”);
-	annual information forms;
-	information circulars;
-	annual financial statements;
-	interim financial statements.
-	material change reports; and
-	investor presentations.

5.5	Prior to the time that any Document is to be released to the public, filed with either (i) the BCSC, any other securities regulatory authority in Canada or filed on SEDAR+ or (ii) the SEC or filed on EDGAR, the following procedures must be observed:

●	the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Company, and input from external experts and advisors should be obtained as necessary;

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●	any Core Document must be reviewed and approved by the Disclosure Committee;

●	in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained. In addition, the Disclosure Committee must be satisfied that:

(i)	there are no reasonable grounds to believe that there is a misrepresentation in the part of the Document made on the authority of the expert; and

(ii)	such part of the Document, and the Document as a whole, fairly represents the expert report, statement or opinion;

●	Core Documents, other than material change reports, must be provided to the Directors sufficiently in advance of the time they are to be filed or released to allow the Directors to review and comment on such documents. It is recognized that the requirement to make prompt disclosure of material changes by way of press releases may make it difficult to have certain press releases reviewed by the Directors; and

●	in the case of interim financial statements, annual financial statements and interim and annual MD&A, such documents must be reviewed and approved by the Audit and Risk Management Committee in accordance with the Audit and Risk Management Committee Charter following approval of the Disclosure Committee and prior to submission to the Board as a whole.

5.6	In the event that a Document contains any Forward-Looking Information (as defined herein) this information must be specifically identified as such and the following additional disclosure shall be provided in written form proximate to each place in the Document where the Forward-Looking Information appears:

●	reasonable cautionary language identifying the Forward-Looking Information as such;

●	identifying the material factors that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward-Looking Information; and

●	a statement of the material factors or assumptions that were applied in the Forward-Looking Information.

5.7	“Forward-Looking Information” means all disclosure regarding possible events, conditions or results (including future-oriented financial information with respect to prospective results of operations, a prospective financial position or prospective changes in financial position that is based on assumptions about future economic conditions and courses of action) that is presented as either a forecast or a projection. An example would be the discussion of trends and prospects for the Company in its MD&A.

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6.	Procedures Regarding Public Oral Statements

6.1	The procedures in this section apply to all Directors, Officers, Employees, Contractors and Spokespersons and any other person with actual or implied authority to make a public oral statement.

6.2	A “public oral statement” is any oral statement made in circumstances in which a reasonable person would believe that information contained in the statement will become generally disclosed. Examples include speeches, presentations, news conferences, interviews and discussions with analysts where the Company’s business and affairs, prospects or financial condition is discussed. The following procedures should be observed in respect of any public oral statements made by or on behalf of the Company:

●	such public oral statements should be made only by the Spokespersons authorized by this Policy to make public oral statements on behalf of the Company;

●	any public oral statement referring to a statement, report or opinion of an expert in whole or in part must have the prior consent of said expert prior to a Spokesperson making a public oral statement related thereto; and

●	the Spokespersons must ensure that any public oral statements on behalf of the Company do not contain a misrepresentation and comply with Section 14 of this Policy (Avoiding Selective Disclosure) and Section 5.6 of this Policy (Forward-Looking Information) and should normally script their comments and prepare answers to anticipated questions in advance of the meeting or conference;

●	any Undisclosed Material Information that is contained in the script must be Generally Disclosed before the meeting or conference or deleted from the script if it is premature for the information to be Generally Disclosed;

●	after the public orals statements are made, the Company’s participants should normally meet and review the disclosures made during the course of the meeting or conference to determine if any Undisclosed Material Information was unintentionally disclosed;

●	if Undisclosed Material Information was disclosed, the participants must advise a member of the Disclosure Committee, who shall take immediate steps to ensure that the information is Generally Disclosed; and

●	pending the Undisclosed Material Information being Generally Disclosed, the Company must contact the parties to whom the Undisclosed Material Information was disclosed and inform them (1) that the information is Undisclosed Material Information and (2) of their legal obligations with respect to the Material Information.

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7.	Disclosure Controls and Procedures

The following disclosure controls and procedures of the Company have been reasonably designed to ensure that information required to be disclosed is recorded, processed, summarized and reported on a timely basis:

(a)	The Disclosure Committee shall assign responsibility to the appropriate individuals to draft the required disclosures in the material public disclosures of the Company and shall develop a timeline to ensure the drafting and review is conducted in a timely manner.

(b)	All personnel who are requested to have direct input into the preparation of Core Documents will be provided with instructions and such other additional information as they may require to ensure that they are familiar with the Company’s obligations, the importance of compliant and accurate disclosure and the reliance which is being placed upon them.

(d)	The Disclosure Committee shall meet as many times as may be necessary to review the draft public disclosure, consider all comments raised by members of the Disclosure Committee and other reviewers. Concerns will be addressed with outside counsel and the independent auditors, as necessary.

(e)	Where it considers it necessary or advisable, the Disclosure Committee will have portions of Core Documents reviewed by another knowledgeable person. All financial information shall be reviewed by the auditors.

(f)	To serve as an additional record of the procedures employed, and to emphasize the importance of accurate and reliable information in the Company’s material public disclosures, the Disclosure Committee shall ask the appropriate senior executives to provide his or her confirmation on a quarterly basis that all material information has been brought forward to the Disclosure Committee. Each will be asked to provide their certification in a form to be approved by the Disclosure Committee.

(g)	In addition, the Company will establish a policy requiring the appropriate senior managers to provide their confirmation on a quarterly basis, that all material information has been communicated to the responsible executive officers.

(h)	The Disclosure Committee shall appoint one of its members as a secretary to be responsible for maintaining records of all procedures employed by the Disclosure Committee in its review and approval of all Documents, including, but not limited to, ensuring that written or other electronic evidence of each Disclosure Committee member’s approval of a public communication or disclosure material is retained in the Company’s records.

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(i)	At least on an annual basis, and prior to completion of the annual filings, the Disclosure Committee shall report to the Chief Executive Officer and the Chief Financial Officer:

(i)	that it has followed the disclosure controls and procedures;

(ii)	the Disclosure Committee’s findings and conclusions regarding the effectiveness of the Company’s disclosure controls and procedures; and

(iii)	the Disclosure Committee’s assessment of the quality of the disclosures made in the Company’s Core Documents,

and the Disclosure Committee shall meet with the Chief Executive Officer and/or the Chief Financial Officer to discuss any questions, which either may have, and to report in person, upon the request of the Chief Executive Officer and/or the Chief Financial Officer.

(j)	If for any reason the Disclosure Committee cannot agree upon their report, it shall meet with the Chairman of the Board, Chief Executive Officer and the Chief Financial Officer to discuss its procedures and the issues, which remain outstanding.

(k)	If for any reason the members of the Disclosure Committee cannot agree upon the content, form, timing or any other quality of a public communication or disclosure material to be made by the Company, the Disclosure Committee shall consult with the Chairman of the Board to mediate the matter.

8.	Timely Disclosure of Material Information

8.1	“Material information” consists of both “material facts” and “material changes”. A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A “material change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by the Board or by senior management of the Company who believe that confirmation of the decision by the Board is probable.

8.2	Any person to whom this Policy applies who becomes aware of information that is potentially Material Information must immediately disclose that information to a member of the Disclosure Committee and the Chief Executive Officer, who shall advise the Disclosure Committee. Schedule “B” attached hereto lists examples of Material Information.

8.3	Upon the occurrence of any change that may constitute a material change in respect of the Company, the Disclosure Committee, in consultation with such other advisors as it may consider necessary, shall:

●	consider whether the event constitutes a material change;

●	if it does constitute a material change, prepare a press release and a material change report describing the material change as required under applicable laws;

●	determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;

●	to the extent practicable, circulate the draft press release and material change report to the members of the Board and senior management together, if applicable, with the recommendation that it be filed on a confidential basis;

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●	if applicable, for example when disclosure would be “unduly detrimental” to the interests of the Company (e.g., if release of the material change would prejudice negotiations in a corporate transaction), following approval by the Disclosure Committee, file the material change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a press release and file a material change report in compliance with applicable securities laws, including the Act. During the period of time while a confidential material change has not been publicly disclosed, the Company shall not release a document or make a public oral statement that, due to the undisclosed material change, contains a misrepresentation.

8.4	Press releases disclosing Material Information will be transmitted to the TSX Venture Exchange, Toronto Stock Exchange (the “TSX”) or Nasdaq Trading Market (the “Nasdaq”), as the case may be, relevant regulatory bodies and major news wire services that disseminate financial news to the financial press. Press releases must be pre-cleared by the TSX and Nasdaq if issued during trading hours.

9.	Internet Chat Rooms, Bulletin Boards, Social Media and Community/Regulatory Engagement

9.1	Directors, Officers, Employees and Contractors must not discuss or post any information relating to the Company or any of its subsidiaries or trading in securities of the Company in Internet chat rooms, newsgroups or bulletin boards. Any material discussion or rumours identified on Internet chat rooms, newsgroups or bulletin boards should be reported to a member of the Disclosure Committee.

9.2	Any social media content that references or relates to the Company must comply with all provisions of this Policy, including those relating to Undisclosed Material Information selective disclosure and Forward-Looking Information. Only Spokespersons may make official public statements on behalf of the Company, including on social media platforms. All information shared must be accurate, not misleading, and consistent with previously disclosed public information. Social media must never be used to announce material developments that have not been disclosed via appropriate regulatory channels. Comments that imply forecasts, expectations, or Forward-Looking Information (e.g., “huge news coming soon”, “next week will be big”) are prohibited unless part of an approved communication.

9.3	It is prohibited to disclose confidential, proprietary, or non-public information on social media, including financial results, internal strategy, partnerships, or personnel changes.

9.4	Directors, Officers, Employees, and Contractors who are not designated as Spokespersons shall not publish, post, or otherwise disseminate any information regarding the Company on social media in a personal capacity without the prior written approval of the Disclosure Committee.

9.5	In addition to the Spokespersons identified under Section 4, the Disclosure Committee may designate certain individuals from time to time to speak or provide information on behalf of the Company in the ordinary course of business in connection with:

●	community engagement and consultation processes;
●	statutory, permitting, and regulatory filings or reports; and
●	interactions with local, regional, or national government officials on project-related activities.

Such communication is to be limited to the individual’s area of responsibility and expertise, and material communications are to be documented and reported internally to the Disclosure Committee.

10.	Rumours

10.1	The Company shall not comment on rumours. This also applies to rumours on the Internet or any other social media platform. Spokespersons will respond consistently to those rumours, saying: “It is our policy not to comment on market rumours or speculation.” If the TSX and/or Nasdaq or a securities regulatory authority requests that the Company make a statement in response to a market rumour, the Disclosure Committee will consider the matter and make a recommendation to the Chief Executive Officer as to the wording and context of any response.

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11.	Website

11.1	Disclosure of Material Information on the Company’s website does not constitute General Disclosure and is not adequate disclosure of Material Information. The Company must ensure that Material Information is disseminated to all required securities regulators and Generally Disclosed before any disclosure is made on the Company’s website.

11.2	The Chief Executive Officer (or an officer or employee designated by him) and the Director, Investor Relations (or a person acting in such capacity) of the Company are responsible for creating and maintaining the Company’s website. The Company’s website must be maintained in accordance with the following:

●	the following information must be included on the website:

(1)	all Material Information that has previously been Generally Disclosed, including, without limitation, all documents filed on SEDAR+/EDGAR or a link to those documents on SEDAR+/EDGAR;

(2)	all non-Material Information that is given to analysts, institutional investors and other market professionals (such as fact sheets, fact books, slides of investor presentations, materials distributed at analyst and industry conferences);

(3)	web replays of shareholder meetings or analysts’ conferences; and

(4)	all press releases or a link to those press releases;

●	the website must contain an e-mail link to an investor relations contact for the Company to facilitate communication with investors;

●	the website must include a notice that advises the reader that the information was accurate at the time of posting, but may be superseded by subsequent disclosures;

●	inaccurate information must be promptly removed from the website and a correction must be posted;

●	information contained on the website must be removed or updated when it is no longer current;

●	a list of all analysts known to follow the Company may be posted on the investor relations page, but analysts’ reports must not be posted on the Company’s website or linked to the Company’s website;

●	all links from the Company’s website must be approved by the Company’s Chief Financial Officer and all links must include a notice that advises the reader that he or she is leaving the Company’s website and that the Company is not responsible for the contents of the other site; and

●	no links will be created from the Company’s website to Internet chat rooms, newsgroups or bulletin boards.

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11.3	All information on the Company’s website will be retained for a period of six years from the date of issue.

11.4	The Chief Executive Officer should maintain a file (for at least six years) containing all known material public information about the Company, including continuous disclosure documents, new releases, analysts’ reports, transcripts or tape recordings of conference calls, debriefing notes, notes from meetings and telephone conversations with analysts and investors, and newspaper articles.

11.5	If the Company is considering a distribution of its securities, the content of the website must be reviewed with the Company’s corporate counsel before and during the offering to ensure compliance with applicable securities laws.

12.	Confidentiality of Undisclosed Material Information

12.1	“Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”, that is, disseminated to the public by way of a press release together with the passage of a reasonable amount of time (24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

12.2	Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

12.3	Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. Schedule “C” attached hereto lists circumstances where securities regulators believe disclosure may be in the necessary course of business. When in doubt, all persons to whom this Policy applies must consult with the Chief Executive Officer to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

12.4	In order to prevent the misuse of inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

●	Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names and/or encrypted passwords should be used if necessary;

●	Confidential matters should not be discussed in places where the discussion may be overheard;

●	Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions such as a dedicated server; and

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●	Unnecessary copying of documents containing Undisclosed Material Information must be avoided and all copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required. The use of memory sticks should be avoided.

13.	Avoiding Selective Disclosure

13.1	When participating in shareholder meetings, news conferences, analysts’ conferences and private meetings with analysts or institutional investors, Spokespersons must only disclose information that either (1) is not Material Information or (2) is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Company’s business prospects (subject to the provisions of this Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

13.2	To protect against selective disclosure, the procedures outlined in Section 6 (Procedures Regarding Public Oral Statements) should be followed.

13.3	If Material Information that has not been Generally Disclosed is inadvertently disclosed, the Company shall contact the parties to whom the Material Information was disclosed and inform them: (a) that the information is Undisclosed Material Information, and (b) of their legal obligations with respect to the Material Information.

14.	Analyst Reports and Meetings with Analysts

14.1	When reviewing analysts’ reports, comments of Directors, Officers, Employees and Contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

14.2	Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

14.3	Analysts reports are proprietary products of the analyst’s firm. Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report. For these reasons, the Company should not provide analysts’ reports through any means to persons outside of the Company or to employees of the Company, including posting such information on its website.

14.4	The Company may from time to time give Earnings Guidance or any other Forward-Looking Information through voluntary disclosure by way of a press release, provided that the cautionary language described in Section 5.6 accompanies the information.

14.5	The Company recognizes that meetings with analysts and significant investors are an important element of the Company’s investor relations program. The Company may meet with analysts and investors on an individual or small group basis as needed, and should initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this policy.

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14.6	The Company should provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information. It is recognized that an analyst or investor may construct this information into a mosaic that could result in material information. However, the Company should not alter the materiality of information by breaking down the information into smaller, non-material components.

14.7	The Company should maintain a “frequently asked questions” section on its web site (if applicable) and should thereby provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors.

14.8	Spokespersons should keep notes of telephone conversations with analysts and investors and, where applicable, more than one Company representative should be present at all individual and group meetings. A debriefing should be held after such meetings and, if such debriefing uncovers selective disclosure of previously Undisclosed Material Information, the Company should promptly disclose such information via news release.

15.	Trading of Securities of the Company

15.1	“Insider Trading” which refers to persons in a Special Relationship with the Company purchasing or selling or otherwise monetizing securities of the Company while in possession of Undisclosed Material Information, is prohibited.

15.2	In addition to Section 15.1, Directors, Officers, Head Office Employees and Consultants shall not purchase or sell or otherwise monetize securities of the Company except during a “Trading Window”, provided there is no “Blackout Period” in effect.

“Trading Window” means: the period of time during which trading in the Company’s securities is permitted, as defined by this Policy and subject to applicable Blackout Periods. The Trading Window includes: (1) the period following the expiry of a Blackout Period imposed in connection with the release of financial statements, and (2) any other period designated by the Disclosure Committee and communicated to those persons to whom this Policy applies. If the Trading Window ends on a weekend or statutory holiday, it shall be deemed to have ended on the last Business Day before the weekend or statutory holiday.

All directors, officers, employees and other persons subject to this Policy are prohibited from trading for a minimum of fifteen (15) trading days before the release of financial statements. Trading is permitted only after two full trading days have passed following the public release of financial reports. These minimum Blackout Periods are subject to increase at the discretion of the Board from time to time.

“Blackout Period” means: (1) any time when trading securities of the Company is prohibited pursuant to this Policy; and (2) any other period designated by the Disclosure Committee and communicated to those persons to whom this Policy applies.

“Business Day” means any day, other than a Saturday or Sunday, on which banks located in Toronto, Ontario and New York, USA are open for business during normal banking hours.

“Approving Officer” means (a) in relation to the proposed purchase or sale of securities of the Company by the Chief Executive Officer or any director of the Company, the Chairman of the Board or their designate; and (b) in relation to the proposed purchase or sale of securities of the Company by any other person to whom this Policy applies, the Chief Executive Officer or their designate.

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15.3	Any person to whom this Policy applies may not trade in securities of the Company without the prior approval of the appropriate Approving Officer. The approved trade must be conducted in an orderly manner at an “at market” price. Approval of a trade is only valid for a 48-hour period from the start of the next Business Day immediately following such approval; if the trade is not completed within such 48-hour period, approval of the trade must be re-requested.

15.4	Notwithstanding Section 15.2, a Director, Officer, Employee or Contractor may purchase or sell securities during a Blackout Period with the prior written consent of the appropriate Approving Officer. The Approving Officer will grant permission to purchase or sell during a Blackout Period only in the case of unusual, exceptional circumstances, and, for greater certainty, only if the trade would not constitute Insider Trading. Without limiting the generality of the foregoing provisions of this paragraph, “unusual, exceptional circumstances” may include the sale of securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.

15.5	The period beginning at the end of each quarter and ending two (2) trading days following the date of public disclosure of the financial results for that quarter is particularly sensitive, as officers, directors and employees will often possess Undisclosed Material Information about the expected financial results for the quarter. Accordingly, to ensure compliance with this policy and applicable securities laws, all directors, officers and employees having access to internal financial statements that contain Undisclosed Material Information or other Undisclosed Material Information shall refrain from undertaking transactions involving the purchase or sale of the Company’s securities during this time.

15.6	From time to time due to specific or anticipated events, the Company may feel it necessary to issue a Blackout Period for a specific or indefinite period covering some or all team members. The Company will notify the team members affected by these Blackout Periods.

15.7	Under no circumstances will share options or other long-term compensation awards be granted while a Blackout Period is in effect.

15.8	The Company encourages share ownership by its Directors and Officers to help ensure that their interests are the same as the short-term and long-term interests of the Company’s shareholders. In order to further this objective, Directors and Officers are prohibited from entering into financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s equity securities that are held directly or indirectly by them or granted as compensation to them. Such prohibited financial instruments with respect to the Company’s equity securities include prepaid variable forward contracts, equity swaps, collars, put or call options, and similar financial instruments.

16.	Insider Reports

16.1	The Company is subject to the securities laws of both the United States (including the United States Securities Exchange Act of 1934, as amended) and Canada (including the British Columbia Securities Commission). United States and Canadian law may differ with regard to the reporting obligations of insiders. The Company’s insiders must comply with both sets of obligations. An individual employee may be considered an “insider” under Canadian law without being an “insider” under U.S. federal law. All persons deemed to be insiders by the Company for securities law purposes will be notified of their status.

Insiders are required to file insider trading reports electronically through the SEDI.ca online database for any trading activity related to Company’s securities, including common shares and any grant or exercise of stock options. An Insider Report must be filed (i) within two business days for EDGAR Form 4 filings and (ii) within five calendar days for SEDI Form 55-102F6 affiliate/Insider filings immediately following any trade of securities of the Company (including the purchase or sale of common shares of the Company or the exercise of options of the Company). This includes securities of the Company which you directly or indirectly acquire (i.e., including through a holding company) or over which you exercise control or discretion (i.e., shares acquired by a family trust that you control).

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16.2	If an insider has made a trade and requires assistance with the filing of an insider report, such insider should contact the Chief Executive Officer who will arrange for assistance with the preparation and filing of an insider report.

17.	Commitment

17.1	To demonstrate its determination and commitment to the purposes of this Policy, the Company asks each Employee to review this Policy periodically throughout the year. The Employee should take the opportunity to discuss with management any circumstances that may have arisen that could be considered a breach of this Policy.

17.2	The following individuals are required to sign this Policy: Directors, Officers, existing employees who are senior managers or managers of business units of the Company, full-time or quasi full-time consultants to the Company and such other employees, consultants and/or advisers of or to the Company as the Chief Executive Officer and/or the Corporate Governance and Nominating Committee of the Company may, from time to time, designate. Individuals listed above are to sign the Policy when they are engaged or when the Policy is significantly revised. All Employees of the Company are to be given a copy of this policy.

18.	Managing Expectations

18.1	The Company should try to ensure, through its regular public dissemination of quantitative and qualitative information, that analysts’ estimates are in line with the Company’s own expectations. The Company should not confirm, or attempt to influence, an analyst’s opinions or conclusions and should not express comfort with analysts’ models and earnings estimates.

18.2	If the Company has determined that it will be reporting results materially below or above what it considers to be generally publicly held expectations, it should disclose this information in a news release in order to enable discussion without risk of selective disclosure.

19.	Potential Liability

19.1	Insiders may be subject to penalties and imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Undisclosed Material Information about the Company.

19.2	Insiders may also be liable for improper transactions by any person to whom they have disclosed Undisclosed Material Information on the Company or to whom they have made recommendations or expressed opinions on the basis of such information. The various provincial securities commissions have imposed large penalties even when the disclosing person did not profit from the trading. The various provincial commissions and the stock exchanges use sophisticated electronic surveillance techniques to detect insider trading.

19.3	All directors, officers, employees or contractors of the Company are strictly bound by the terms of this policy and will be advised of this Policy and its importance. This Policy must be strictly complied with by all such persons. Persons who violate this Policy will be subject to disciplinary action by the Company, which may include restrictions on future participation in equity incentive plans or termination of employment.

20.	Directors, Officers, Employees and Contractors of Subsidiaries and Affiliates

20.1	The Company does not purport, by this Policy, to impose any obligation hereunder directly on persons who are not Directors, Officers, Employees or Contractors of the Company. However, the Company will take reasonable means to encourage the adoption by all Subsidiaries and Affiliates of the Company of policies and practices that are consistent with the intent and provisions hereof.

Approved by the Board of Directors of the Company on March 13, 2026.

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Noncompliance with this Policy is a serious breach of the terms and conditions of engagement and will be dealt with accordingly.

RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________, hereby acknowledge that I have received and read

(Print Name)

a copy of the “Disclosure, Confidentiality and Insider Trading Policy” of NexMetals Mining Corp. and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Company up to and including termination.

Signature	Date

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Schedule “A”

Individuals and Entities to Whom This Policy Applies

“Directors, Officers, Employees and Contractors” means a director on the Board, an officer, an Employee or an independent contractor (who is engaged in an employee-like capacity) of the Company or its subsidiaries. As described below, all Directors, Officers, Employees and Contractors are also persons in a Special Relationship with the Company.

“Employee” means a full-time, part-time, contract or secondment employee of the Company or any of its subsidiaries.

“Insider” means:

(1)	a director on the Board or a Senior Officer of the Company;

(2)	a person who beneficially owns, directly or indirectly, more than 10% of the voting securities of the Company or who exercises control or direction over more than 10% of the votes attached to the voting securities of the Company (a “10% Shareholder”);

(3)	a director or a Senior Officer of a subsidiary of the Company; or

(4)	a director or a Senior Officer of a 10% Shareholder of the Company.

As described herein, (1) Directors, Officers, Employees and Contractors and (2) persons in a Special Relationship with the Company are all considered to be Insiders.

“Persons in a Special Relationship with the Company” means:

(1)	Directors, Officers, Employees and Contractors;

(2)	each 10% Shareholder;

(3)	each director, officer, employee or contractor of a 10% Shareholder;

(4)	each member of an operating or advisory committee of the Company or its subsidiaries;

(5)	each director, officer, partner and employee of a Company that is engaging in any business or professional activity with the Company or its subsidiaries and who routinely comes into contact with Material Information;

(6)	each person or corporation that learned of Material Information with respect to the Company from a person or corporation described in (1) though (5) of this definition and knew or ought reasonably to have known that the other person or corporation was in such a special relationship; and

(7)	any member of the immediate family or household of any of the individuals referred to in (1) through (6) who resides in the same household as that individual.

A corporation is considered to be a “Subsidiary” of another corporation if it is controlled by (1) that other, (2) that other and one or more companies, each of which is controlled by that other, or (3) two or more companies, each of which is controlled by that other; or it is a subsidiary of a corporation that is that other’s subsidiary. In general, a corporation will control another corporation when the first corporation owns more than 50% of the outstanding voting securities of that other corporation.

“Senior Officer” means:

(1)	the chair, a vice-chair or a Lead Director of the Board of Directors of the Company or any of its subsidiaries, the President, Chief Executive Officer, Chief Financial Officer, a Vice-President, the Corporate Secretary, the Controller, the Treasurer or the General Manager of the Company or any of its subsidiaries or any of their operating divisions; or

(2)	any other individual who performs functions for the Company or any of its subsidiaries similar to those normally performed by an individual occupying any of the offices listed in (1) above.

Schedule “B”

Examples of Information That May Be Material

(Based on National Policy 51-201)

Changes in corporate structure

●	changes in share ownership that may affect control of the Company
●	changes in corporate structure such as reorganizations, amalgamations, or mergers
●	take-over bids, issuer bids, or insider bids

Changes in capital structure

●	the public or private sale of additional securities
●	planned repurchases or redemptions of securities
●	planned splits of common shares or offerings of warrants or rights to buy shares
●	any share consolidation, share exchange, or stock dividend
●	changes in a Company’s dividend payments or policies
●	the possible initiation of a proxy fight
●	material modifications to the rights of security holders

Changes in financial results

●	a significant increase or decrease in near-term earnings prospects
●	unexpected changes in the financial results for any period
●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
●	changes in the value or composition of the Company’s assets
●	any material change in the Company’s accounting policies

Changes in business and operations

●	any development that affects the Company’s resources, technology, products or markets
●	a significant change in capital investment plans or corporate objectives
●	major labour disputes or disputes with major contractors or suppliers
●	significant new contracts, products, patents, or services or significant losses of contracts or business
●	significant discoveries by resource companies
●	changes to the Board or executive management, including the departure of the Company’s Chairman, Lead Director, CEO, CFO, COO or President (or persons in equivalent positions)
●	the commencement of, or developments in, material legal proceedings or regulatory matters
●	waivers of corporate ethics and conduct rules for officers, directors, and other key employees
●	any notice that reliance on a prior audit is no longer permissible
●	de-listing of the Company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests
●	acquisitions of other companies, including a take-over bid for, or merger with, another corporation

Changes in credit arrangements

●	the borrowing or lending of a significant amount of money
●	any mortgaging or encumbering of the Company’s assets
●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
●	changes in rating agency decisions
●	significant new credit arrangements

Schedule “C”

Examples of Disclosures That May Be Necessary in the Course Of Business

(Reproduced from National Policy 51-201)

(1) Disclosure to:

●	vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts

●	employees, officers and directors

●	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company

●	parties to negotiations

●	labour unions and industry associations

●	government agencies and non-governmental regulators

●	credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available)

(2) Disclosures in connection with a private placement

(3) Communications with controlling shareholders, in certain circumstances